                                                                    EXHIBIT 99.1



                   HANOVER CAPITAL MORTGAGE HOLDINGS ANNOUNCES
        REVISED RECORD AND PAYMENT DATES FOR 2004 SECOND QUARTER DIVIDEND

     EDISON, NEW JERSEY, AUGUST 13, 2004 - Hanover Capital Mortgage Holdings, Inc. (AMEX: HCM) reported revised record and payment dates for its second quarter 2004 dividend of $0.30 per share. As previously announced, the Board of Directors declared a second quarter dividend of $0.30 per share on August 10, 2004 originally to be paid on August 24, 2004 to stockholders of record as of August 17, 2004. Revised record and payment dates have been established to provide additional time between declaration and record dates. The second quarter 2004 dividend of $0.30 per share will now be paid on August 31, 2004 to stockholders of record as of August 24, 2004.

Hanover Capital Mortgage Holdings, Inc. is a mortgage REIT with offices throughout the country staffed by seasoned mortgage capital markets professionals. HCM invests in mortgage-backed securities and, to a lesser extent, mortgage loans and engages in non-interest income-generating activities through its subsidiaries, HanoverTrade, Inc. and Hanover Capital Partners Ltd. HanoverTrade provides loan sale advisory and traditional loan brokerage services, technology solutions and valuation services. HanoverTrade also brokers loan pools, mortgage servicing rights and other similar assets through an Internet-based exchange. Hanover Capital Partners provides consulting and advisory services for third parties, including loan sale advisory services, loan file due diligence reviews, staffing solutions and mortgage assignment and collateral rectification services. For further information, visit HCM's Web site at www.hanovercapitalholdings.com.


                                     # # # #